Exhibit 19.1
INSIDER TRADING POLICY
PURPOSE
This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of loanDepot, Inc. (together with its subsidiaries, the “Company”) and the handling of confidential information about the Company and its subsidiaries (collectively, “loanDepot”) and the companies with which loanDepot does business. The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company or its securities from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. Regulators have adopted sophisticated surveillance techniques to identify insider trading transactions, and it is important to the Company to avoid even the appearance of impropriety.
PERSONS SUBJECT TO THE POLICY
This Policy applies to all directors, officers and employees of loanDepot. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information, in which case such persons will be notified accordingly. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.
TRANSACTIONS SUBJECT TO THE POLICY
This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities, as well as transactions involving the securities of Business Partners (as defined below). For the purposes of this Policy, and as discussed in further detail below, references to “transactions” in Company Securities include, among other things: purchases and sales of Company Securities in public markets; sales of Company Securities obtained through the exercise of employee stock options granted by the Company, including broker-assisted cashless exercise of an option; and making gifts of Company Securities (including charitable donations).
INDIVIDUAL RESPONSIBILITY
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about loanDepot and to not engage in transactions in Company Securities while aware of material nonpublic information about loanDepot or Company Securities. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of the Company, the Chief Executive Officer, Chief Financial Officer or Legal Department or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
STATEMENT OF POLICY
It is the policy of the Company that no person subject to this Policy who is aware of material nonpublic information about to loanDepot or Company Securities may, directly, or indirectly through family members or other persons or entities:
1.Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans Or Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”
2.Recommend the purchase or sale of any Company Securities;
3.Disclose material nonpublic information to persons within loanDepot whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding loanDepot; or
4.Assist anyone engaged in the above activities.
In addition, it is the policy of the Company that person subject to this Policy who, in the course of working for loanDepot, learns of material nonpublic information about a company or securities of a company (a) with which loanDepot does business, such as a customer or supplier or (b) that is involved in a potential or actual transaction with the Company (companies in clauses (a) and (b) together, “Business Partners”), may not trade in that Business Partner’s securities until the information becomes public or is no longer material. You should also be aware that insider trading could include situations where, among other things, you trade in securities of other companies (e.g., competitors) that are economically similar to the Company based on material nonpublic information concerning the Company or its securities that you aware of.
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION
Material Information: Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider that information important in making a decision to buy, hold or sell securities or the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•Annual or quarterly financial results for the Company (or even monthly results under certain circumstances, including in particular when they would indicate a material departure from market expectations);
•Projections of future earnings or losses, or other earnings guidance;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed joint venture;
•A loanDepot company restructuring;
•Significant related party transactions;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•Bank borrowings or other financing transactions out of the ordinary course;
•The establishment of a repurchase program for Company Securities;
•A change in loanDepot’s pricing or cost structure;
•Major marketing changes;
•A change in senior executive management;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Development of a significant new product, process or service;
•Pending or threatened significant litigation, or the resolution of such litigation;

•Impending bankruptcy or the existence of severe liquidity problems;
•The gain or loss of a significant customer or supplier;
•Significant cybersecurity risks and incidents, including vulnerabilities and breaches; and
•The imposition of a ban on trading in Company Securities or the securities of another company.
If you are unsure whether information is material, you should consult the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, or SVP, Deputy General Counsel and Assistant Corporate Secretary before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material. You should email any questions you may have regarding materiality to tradingrequest@loandepot.com.
When Information is Considered Public: Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated by loanDepot. Information generally would be considered widely disseminated by loanDepot if it has been disclosed through the Dow Jones “broad tape” or newswire services, or in an interview broadcast on widely-available radio or television programs or published in a widely-available newspaper, magazine or news website, or in public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to loanDepot’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. Discussion of rumors reported in the press or on social media is not considered dissemination by loanDepot.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, for purpose of this Policy, information should not be considered fully absorbed by the marketplace until after the first full trading day following the release of the information in a Regulation FD-compliant manner. If, for example, the Company were to make an announcement before the market opens on Monday, you should not trade in Company Securities until Tuesday. However, if the Company were to make an announcement after the market opens on Monday, you should not trade in Company Securities until Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
TRANSACTIONS BY FAMILY MEMBERS AND OTHERS
This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.
TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL
This Policy applies to any entities that you or your Family Members influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
TRANSACTIONS UNDER COMPANY PLANS OR NOT INVOLVING A PURCHASE OR SALE
This Policy does not apply in the case of the following transactions, except as specifically noted:
1.Stock Option Exercises: This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans (except the exercise of options is still subject to pre-clearance pursuant to the “Pre-Clearance & Blackouts” section below), or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
2.Restricted Stock Awards: This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. The Policy does apply, however, to any market sale of shares received upon vesting/settlement of restricted stock.
3. 401(k) Plan: This Policy does not apply to purchases of Company Securities in loanDepot’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) your initial election to participate in the Company stock fund in the plan and any election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan could result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
4.Employee Stock Purchase Plan: This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from your periodic or lump sum contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy does apply, however, to your initial election to participate in the plan, changes to your election to participate in the plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.
5.Dividend Reinvestment Plan: This Policy does not apply to purchases of Company Securities under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Company Securities purchased pursuant to the plan.
6.Mutual Funds: Transactions in mutual funds that are invested in Company securities where Company securities do not represent a substantial portion of the fund are not transactions subject to this Policy.
7.Conversions: This Policy’s trading restrictions do not apply to the conversion of shares of the Company’s Class B, C or D common stock to shares of the Company’s Class A common stock. The restrictions apply, however, to any subsequent sales of the shares of Class A common stock.
COMPANY TRANSACTIONS
From time to time, the Company may engage in transactions in Company Securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company Securities (and/or with the terms of the Company’s equity plans when engaging in transactions under such plans).
SPECIAL AND PROHIBITED TRANSACTIONS
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy (including directors, officer, employees and their Family Members and your and their respective Controlled Entities) may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:
Short Sales: Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)
Publicly-Traded Options: Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)
Hedging Transactions: Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits persons subject to this Policy from engaging in such transactions.
Margin Accounts and Pledged Securities: Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, persons subject to this Policy are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.
Standing and Limit Orders: Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is aware of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Pre-Clearance & Blackouts.”
Lock-Up Agreements: If you are subject to a lock-up agreement with the Company, you are required to strictly comply with the terms of your lock-up agreement (including all trading restrictions) in addition to the other provisions of this Policy.
PRE-CLEARANCE & BLACKOUTS
The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while aware of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Pre-Clearance Procedures: Directors, officers, accounting employees with the title of vice president or higher, investor relations or other employees that assist with (or have early access to) earnings releases, legal department employees that assist with preparing SEC filings, any employees on the Company’s disclosure committee, and any persons designated by the Chief Executive Officer, Chief Financial Officer or Legal Department as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons (together, “Covered Senior Persons”), may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, SVP, Deputy General Counsel and Assistant Corporate Secretary or their respective designees. A request for pre-clearance should be submitted to tradingrequest@loandepot.com at least two business days in advance of the proposed transaction. These officers are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about loanDepot or Company Securities, and should describe fully those circumstances in the request. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if applicable. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.
If a person seeks pre-clearance and permission to engage in the transaction is granted, then such trade must be effected within five business days of receipt of pre-clearance (or a shorter period of time if specified), unless an exception is granted, but regardless of this the requesting person may not execute such transaction if he or she becomes aware of material nonpublic information about loanDepot during that time. Such person must promptly send notice to tradingrequest@loandepot.com following the completion of the transaction. A person who has not effected a transaction within the time limit may not engage in such transaction without again obtaining pre-clearance of the transaction as described above.
Quarterly Blackout Periods: Covered Senior Persons may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning fourteen calendar days prior to the end of each fiscal quarter and ending after the close of trading on the first full trading day following the date of the Company’s public announcement of its financial results for the applicable fiscal period. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning after the close of trading on the first full trading day following the date of the Company’s public announcement of its financial results for the applicable fiscal period and ending fourteen days prior to the close of the next fiscal quarter.

Event-Specific Blackout Periods: From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees, such as a cybersecurity incident. So long as the event remains material and nonpublic, the persons designated by the Chief Executive Officer, Chief Financial Officer or the Legal Department may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Chief Executive Officer, the Chief Financial Officer or the Legal Department, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Chief Executive Officer, Chief Financial Officer or the Legal Department may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to loanDepot as a whole and should not be communicated to any other person. Even if the Chief Executive Officer, Chief Financial Officer or the Legal Department has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.
Exceptions.    The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Under Company Plans Or Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to pre-approved Rule 10b5-1 plans, described below under the heading “Rule 10b5-1 Plans.”
RULE 10B5-1 PLANS
Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). To comply with the Policy, a Rule 10b5-1 Plan must meet the requirements set forth in “Appendix A: Guidelines for Rule 10b5-1 Plans,” including the requirement that the plan be reviewed and be approved in advance by the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, SVP, Deputy General Counsel and Assistant Corporate Secretary, or their respective designees. All Rule 10b5-1 Plan approval requests should be sent to tradingrequest@loandepot.com.
Any Rule 10b5-1 Plan must be submitted for approval at least five business days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
POST-TERMINATION TRANSACTIONS
This Policy continues to apply to transactions in Company Securities even after termination of service to loanDepot. If an individual is aware of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Pre-Clearance & Blackouts” above, however, will cease to apply to transactions in

Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service. However, directors and Section 16 officers remain subject to filing obligations for, and may be liable to disgorge profits from, any non-exempt “opposite-way” transactions that occur within six months of termination.
CONSEQUENCES OF VIOLATIONS
The purchase or sale of securities by certain persons while aware of material nonpublic information about the Company or Company Securities, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as pursuant to the laws of foreign jurisdictions.
Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to employer-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
COMPANY ASSISTANCE
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Legal Department, which can be reached by e-mail at tradingrequest@loandepot.com.
ACKNOWLEDGMENT
All directors, officers and other employees subject to the procedures set forth in this Policy must certify their understanding of, and intent to comply with, the Company’s Policy.
Last Revised: February 12, 2025
Policy Owner: Legal Department

Appendix A:

Guidelines for Rule 10b5-1 Plans
Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides an affirmative defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to the Insider Trading Policy (the “Insider Trading Policy”) of loanDepot, Inc. (together with its subsidiaries, the “Company”) must enter into a Rule 10b5-1 trading plan for transactions in Company Securities that meets certain conditions specified in the rule (a “Rule 10b5-1 Plan”).
As such, the Company permits directors, officers and employees of the Company as well as such persons’ Family Members and Controlled Entities to enter into Rule 10b5-1 Plans and has adopted the following guidelines regarding the adoption, modification and termination of any such Rule 10b5-1 Plans. All references in these guidelines to “you” should be read to include your Family Members and Controlled Entities. Capitalized terms used in these guidelines without definition have the meaning set forth in the Insider Trading Policy.
These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The Chief Legal Officer or SVP, Deputy General Counsel and Assistant Corporate Secretary of the Company or their respective designees will interpret and administer these guidelines for compliance with the Insider Trading Policy and the requirements below. No personal legal or financial advice is being provided by the Company’s Legal Department regarding any Rule 10b5-1 Plan or proposed trades. You remain ultimately responsible for ensuring that your Rule 10b5-1 Plan and contemplated transactions fully comply with applicable securities laws. It is recommended that you consult with your own attorney, broker or other advisors about any contemplated Rule 10b5-1 Plan. Note that if you are a director or Section 16 officer (as defined below), the Company is required to disclose the material terms of your Rule 10b5-1 Plan, other than with respect to price, in the Company’s periodic report for the quarter in which the Rule 10b5-1 Plan is adopted or terminated or modified (as described below).
1.Pre-Clearance Requirement. The Rule 10b5-1 Plan must be reviewed and approved in advance by the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, SVP, Deputy General Counsel and Assistant Corporate Secretary, or their respective designees prior to its adoption. If you wish to implement a Rule 10b5-1 Plan, you must pre-clear the plan at least five business days prior to the entry into the plan in accordance with the procedures set forth in the Insider Trading Policy and these guidelines.
2.Time of Adoption. Subject to pre-clearance requirements described above, the Rule 10b5-1 Plan must be signed and adopted at a time when:
●You are not aware of any material nonpublic information; and
●The Window Period is open (if applicable).

3.Plan Instructions. Any Rule 10b5-1 Plan you adopt must either:

•specify the amount, price and date of the sales (or purchases) of Company Securities to be effected;
•provide a formula, algorithm or computer program for determining when to sell (or purchase) the Company’s Securities, the quantity to sell (or purchase) and the price; or
•delegate decision-making authority with regard to these transactions to a broker or other agent without any material nonpublic information about the Company or Company Securities.
For the avoidance of doubt, you may not subsequently influence how, when or whether to effect purchases or sales with respect to the securities subject to an approved and adopted Rule 10b5-1 Plan.
4.No Hedging. You may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Plan and must agree not to enter into any such transaction while the Rule 10b5-1 Plan is in effect.
5.Good Faith Requirements. You must enter into the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1. You must act in good faith with respect to the Rule 10b5-1 Plan for the entirety of its duration.
6.Certifications for Directors and Officers. If you are a director or officer, as defined in Rule 16a-1(f) under the Exchange Act (“Section 16 officer”), the Rule 10b5-1 Plan must include the following certifications required by Rule 10b5-1(c)(1)(ii)(C): (1) you are not aware of any material nonpublic information about the Company or the Company Securities; and (2) you are adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1 under the Exchange Act. For the avoidance of doubt, this applies to your Family Members and Controlled Entities as well.
7.Cooling Off Periods. The first trade under the Rule 10b5-1 Plan may not occur until the expiration of a cooling-off period as follows:
●If you are a director or Section 16 officer (including, for the avoidance of doubt, your Family Members and Controlled Entities), the later of (1) two business days following the filing of the Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Plan was adopted and (2) 90 calendar days after adoption of the Rule 10b5-1 Plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.
●If you are not a director or Section 16 officer (including, for the avoidance of doubt, your Family Members and Controlled Entities), 30 days after adoption of the Rule 10b5-1 Plan.

8.No Overlapping Rule 10b5-1 Plans. Subject to certain exceptions, no more than one Rule 10b5-1 Plan can be effecting trades at a time. Notwithstanding the foregoing, two separate Rule 10b5-1 Plans can be in effect at the same time (but not trading at the same time) so long as your later-commencing plan meets all the conditions set forth in Rule 10b5-1. Depending on the circumstances, terminating your earlier-commencing plan after entering into your later-commencing plan may cause plan(s) to no longer be eligible for the affirmative defense under Rule 10b5-1. For additional information about terminations, refer to Section 10. Please consult the Chief Legal Officer or SVP, Deputy General Counsel and Assistant Corporate Secretary or their respective designees with any questions regarding overlapping plans.
9.Single Transaction Plans. Subject to certain exceptions, you may not enter into more than one Rule 10b5-1 Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period. A single-transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.
10.Modifications and Terminations.
●Modifications/amendments and terminations of an existing Rule 10b5-1 Plan are strongly discouraged due to legal risks, and can affect the validity of trades that have taken place under the plan prior to such modification/amendment or termination. Under Rule 10b5-1 and these guidelines, any modification/amendment to the amount, price or timing of the purchase or sale of the securities underlying the Rule 10b5-1 Plan will be deemed to be a termination of the current Rule 10b5-1 Plan and creation of a new Rule 10b5-1 Plan. If you are considering administerial changes to your Rule 10b5-1 Plan, such as changing the account information, you should consult with the Chief Legal Officer or the Chief Legal Officer’s designee to in advance to confirm that any such change does not constitute an effective termination of your plan.
As such, the modification/amendment of an existing Rule 10b5-1 Plan must be reviewed and approved in advance by the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, SVP, Deputy General Counsel and Assistant Corporate Secretary or their respective designees in accordance with the pre-clearance procedures set forth in the Insider Trading Policy and these guidelines, and will be subject to all the other requirements set forth in Sections 2 - 9 of these guidelines regarding the adoption of a new Rule 10b5-1 Plan.
●The termination (other than through an amendment or modification) of an existing Rule 10b5-1 Plan must be reviewed and approved in advance by the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, SVP, Deputy General Counsel and Assistant Corporate Secretary or their respective designees in accordance with pre-clearance procedures set forth in the Insider Trading

Policy and these guidelines. Except in limited circumstances, the termination of a Rule 10b5-1 Plan will not be approved unless:
i.You terminate a Rule 10b5-1 Plan at a time when you are not aware of material non-public information; and
ii.The Window Period is open (if applicable).

ACKNOWLEDGEMENT OF INSIDER TRADING POLICY
I acknowledge that I have read and understand the Insider Trading Policy of loanDepot, Inc., and I agree to abide by its terms. I understand that violation of insider trading or tipping laws and regulations may subject me to severe civil and/or criminal penalties and that violation of this Policy may subject me to disciplinary action by the Company up to and including termination of employment.

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